                                                                    Exhibit 10.6


                             SEPARATION AGREEMENT
                             --------------------

     THIS SEPARATION AGREEMENT ("Agreement") is made as of the 17th day of December 2001 by and between BarPoint.com, Inc. ("BarPoint") and John C. Macatee ("Macatee")(BarPoint and Macatee referred to collectively as the "Parties").

     WHEREAS, on March 27, 2000 the Parties entered into an Employment Agreement, which was subsequently amended on June 19, 2001 (collectively, the "Employment Agreement"); and

     WHEREAS, the Parties have mutually agreed to terminate the Employment Agreement on the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

     1.   Termination of Certain Agreements.   Subject to the terms herein, the
          ---------------------------------
Employment Agreement and the Change in Control Agreement by and between the Parties dated May 9, 2001 are hereby terminated in their entirety and shall have no further force or effect; provided, however Sections 6 ("Covenant Not to
                                                           ---------------
Compete"), Section 8 ("Confidential Information") and Section 9 ("Surrender of
-------                ------------------------                   ------------
Documents") of the Employment Agreement shall survive in accordance with their
---------
respective terms.

     2.   Board Service; Consulting Assistance.   Macatee shall step down as
          ------------------------------------
Chief Executive Officer of BarPoint effective December 31, 2001; provided, however, he shall continue to serve out his term on BarPoint's Board of Directors until BarPoint's 2002 annual shareholders meeting and, at the request
of the Company, shall stand for re-election at said meeting.   In addition, at
the continuing option of BarPoint, Macatee shall serve as a consultant to BarPoint through March 27, 2003 without additional compensation; provided, however, Macatee shall not be required to be available at any particular time or at any particular location in providing such consulting services. Macatee shall be reimbursed for all pre-approved travel and other expenses related to his service upon BarPoint's Board of Directors or as a consultant to BarPoint, such expenses to be paid in accordance with the policies of BarPoint then in effect.

     3.   Separation Payments.   BarPoint shall pay to Macatee the following:
          -------------------

          (a)  Cash Payments.   BarPoint shall continue to pay Macatee his base
               -------------
          salary through March 27, 2003 at the following rates:

          From December 17, 2001 - April 9, 2002: Payments shall be based upon an annual rate of $ 450,000, $ 400,000 of which is to be paid to Macatee in cash, $ 50,000 of which is payable in stock in accordance with the terms of the Restricted Stock Agreement by and between the Parties dated April 9, 2001 ("RSA");

          From April 10, 2002 - March 27, 2003: Payments shall be based upon an annual rate of $ 450,000, all of which is to be paid to Macatee in cash.

          These payments shall be made in the same manner as otherwise would have been paid under the terms of the Employment Agreement; provided, however, if a "Change in Control" occurs (as that term is defined in the Change of Control Agreement) before March 27, 2003, then any remaining base salary payments, together with a payment for the fair market value of the remaining benefits

                                                                    Exhibit 10.6

          described in Section 3(c), shall be accelerated and paid in a lump sum no later than thirty (30) days after the date of such Change in Control.

          (b)  Stock Options.     Macatee shall retain all options received
               -------------
          pursuant to existing agreements in accordance with their terms.   The
          following is a schedule of all options held by Macatee, their exercise prices and their expiration dates:

          Grant Date     Grant Amount    Exercise Price    Expiration Date
          ----------     ------------    --------------    ---------------
          03/27/2000       300,000       $ 12.750/share       03/27/2010
          08/31/2000       125,000       $  3.562/share       08/31/2010
          12/06/2000       100,000       $  1.437/share       12/06/2010

          (c)  Benefits.  Macatee shall be included to the extent eligible
               --------
          thereunder (at the expense of BarPoint) in any and all existing plans providing benefits for BarPoint's employees generally including, but not limited to, group life and disability insurance, hospitalization, medical, dental and any and all similar or comparable benefits, such benefits to expire on March 27, 2003.

          (d)  Restricted Stock.  The RSA shall survive in accordance with its
               ----------------
          terms. As of the date hereof, Macatee has vested in (and received) 44,094 shares of BarPoint's common stock as required by the Restricted
          Stock Agreement.   The balance of the shares shall vest as follows:
          (i) 22,047 on December 31, 2001; and (ii) an additional 22,047 on March 31, 2002, it being agreed that Macatee's performance of consulting services to BarPoint shall be deemed to be sufficient performance of services to satisfy the vesting requirements of Section 2 of the Restricted Stock Agreement ("Vesting of Restricted Stock").
                                                ---------------------------
          Nothing in this Section 3(c) shall be deemed to prevent earlier vesting of the restricted stock as provided in Section 2(b) of the Restricted Stock Agreement.

          (d)  Taxes.  To the extent that any payments provided under this
               -----
          Separation Agreement are subject to any applicable federal, state, foreign, and local income, excise or other taxes, Macatee agrees to pay such taxes and not to seek reimbursement or indemnification for such amounts from BarPoint. BarPoint shall withhold any amounts required by law from such payments.

     4.   Non-disparagement.   Each party hereby agrees to refrain from making
          -----------------
any disparaging or negative comments to any person or entity regarding the other party.

     5.   Complete Release; Additional Covenants.   Upon the complete
          --------------------------------------
performance of all of their respective obligations set forth in this Separation Agreement, the Parties waive and forever discharge each other (and each others agents, employees, officers, directors, shareholders, advisors, related companies, successors and assigns, as the case may be) of and from any and all claims or causes of action whatsoever arising from or relating in any way to Macatee's relationship with the Company that either party had, now has or may have in the future against the other. In addition, commencing on the date of this Separation Agreement, Macatee agrees to refrain from participating in any claim or action against BarPoint concerning any matter relating in any way to Macatee's relationship with the Company, excepting therefrom any claim for indemnification which arises from and is attributable Macatee's service upon BarPoint's Board of Directors.

     6.   Governing Law.   This Separation Agreement shall be governed and
          -------------
construed in accordance with the laws of the State of Florida without
application of any conflicts of laws principles.   The Parties agree that any
litigation or action directly or indirectly connected with this Separation Agreement shall take place and be litigated in courts located in Broward County, Florida.

                                                                    Exhibit 10.6

     7.   Entire Agreement.   This Agreement constituted the entire agreement
          ----------------
between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between BarPoint and Macatee with respect to this subject matter. This Separation Agreement may not be modified in any way, except by a written instrument executed by each of BarPoint and Macatee.

     8.   Attorneys' Fees.  In the event that any litigation shall arise between
          ---------------
the Parties based, in whole or in part, upon this Separation Agreement or any or all of the provisions contained herein, the prevailing party in any such litigation shall be entitled to recover from the non-prevailing party, and shall be awarded by a court of competent jurisdiction, any and all reasonable fees and disbursement and costs of trial and appellate counsel paid, incurred or suffered by such prevailing party as the result of, arising from, or in connection with, any such litigation.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the day and year first above written.


BARPOINT.COM, INC.

By:     /s/ Leigh M. Rothschild                   /s/ John C. Macatee
                                                  JOHN C. MACATEE
Name:   LEIGH M. ROTHSCHILD

Title:  CHAIRMAN